PILGRIM'S PRIDE CORPORATION
                                  HEAVY BREED
                          BREEDER HEN GROWER CONTRACT




This contract entered into between Pilgrim's Pride Corporation and LONNIE "BO" PILGRIM (FM44,FM45,FM46), hereinafter called Pilgrim's and grower,
respectively, this 7TH day of   MAY        , 1997, for about  24,000 pullets
and 2,400 cockerels necessary to mate with said pullets for the production of hatching eggs.


1. Pilgrim's will furnish the chickens, feed, medication, vaccines, labor for blood testing and debeaking, and other items necessary for production of a flock.

2. Grower will furnish housing, equipment, labor, litter, utilities, other essentials, and keep accurate records. Amount and type will be prescribed by Pilgrim's. This will also include an approved egg storage room equipped to control temperature and humidity.

3. Grower agrees to dispose of all dead birds and poultry house litter in accordance with all federal, state, and local laws, rules, and regulations.

4. Grower agrees to have no other poultry, fowl, or ratites other than those that are property of Pilgrim's.

5. Grower will make ready the house and equipment, clean the house, and do other things necessary, as prescribed by Pilgrim's, before receiving the birds.

6. In order to assure a better job of spraying the house and floor, Pilgrim's will furnish equipment and labor for this operation. In addition, Pilgrim's will pay for one-half of the cost of material for spraying house and floor. Total charges to grower will not exceed $4.00 per 1,000 square foot of floor space.

7. Grower agrees to not administer any medications at any time to a flock unless otherwise recommended by the Company's service representative; and to abide by all FDA rules and regulations concerning the use of medications to said flock, and to abide by all rules and regulations of the FDA and EPA concerning the use of pesticides, insecticides or any other chemical which may be applied to the premises to which a flock may be in contact.

8. A Pilgrim's serviceman or other agent shall have the right at any time to enter the premises of grower where said birds are located and check with grower, inspect said chickens and environmental conditions, to see that reasonable care is being given chickens. Grower agrees to follow growing programs as instructed by Pilgrim's servicemen. This is understood to mean all management, vaccination, worming, medication, and other recommendations.




9. Grower shall allow Pilgrim's authorized tester to test a flock for any disease or organism that would make a flock undesirable for production of hatching eggs.

10. The grower agrees to notify Pilgrim's of any emergency, unusual conditions, situations or irregularity
     concerning a flock.   Pilgrim's is authorized to use their best judgment
in remedying so far as
possible the condition or conditions, even to the extent of disposing of a entire flock.

11. ALL EGGS, both hatching eggs and cull eggs, are the property of Pilgrim's and are not to be sold or used in any manner by grower at any time.

12. Grower agrees to grade, select, separate and cull the eggs produced by this flock, in accordance with requirements and specifications of Pilgrim's, and make eggs available for pick up in separate containers of the type directed. Hatching eggs (Class 1) shall weigh 21 ounces and up per dozen, excluding double yolks. They shall be uniform as to size and shape, and be free from any cracks, dirt, thin shells, weak ends, or any deformity or irregularity. Eggs shall be separated in accordance with the following classes:

     CLASS 1 - 21 ounces per dozen and up, excluding double yolks, and of the quality mentioned above in this paragraph for hatching eggs.
     CLASS 2 - Cull eggs excluding double yolks
     CLASS 3 - Double yolk eggs

   CRACKED, EXTREMELY DIRTY, SOFT SHELL, AND EXTREMELY SMALL EGGS ARE TO BE
                            DESTROYED AT THE FARM.

13. Eggs shall be cleaned and/or sanitized only by methods approved by Pilgrim's.

14.  Grower must provide all-weather roads to feed tanks and catchout doors.

15. Title to the chickens, all feed, and medication remain the property of Pilgrim's at all times.

16. Pilgrim will move or market chickens and/or eggs when and where it appears to be the best advantage. Pilgrim's will receive proceeds from sale of chickens and/or eggs.

17. In times of adverse weather conditions, such as extreme heat and extreme cold grower agrees to make a special effort to minimize death losses from lack of heat, lack of cooling and/or lack of water.

18. It is expressly understood and agreed by the parties that each is an independent contractor, and that neither party, its agents or employees, shall be considered to be the employees or agents of the other party for any purpose whatsoever.

19. All chickens on a farm will be settled as one unit regardless of the number of houses.

20. A grower payment of 3.00 cents per bird per week will be made from the time birds are moved into breeder house until the payment based on paragraph 21 equals or exceeds this payment. In no case will payment be made on both paragraphs 20 and 21 at the same time.






  21. This contract is non-transferable and shall remain in effect until such time as either party gives the other party fourteen (14) days notice of their desire to terminate the contract.

  22. An accounts payable to Pilgrim's is authorized to be deducted from the Grower payment, unless there arrangements have been made. Pilgrim's Pride Corporation has engaged a group of banks to provide financing for the poultry covered by this Agreement.

  23. Grower payment after the birds are in production shall be on a weekly basis in accordance with
             Schedule A attached.


     PILGRIM'S PRIDE CORPORATION                             GROWER

     \s\ William Bussell                 \s\ Lonnie Pilgrim
     by:_____________________________   _________________________________




                                     Schedule A


1. CLASS 1 EGGS - 29.25 cents PER DOZEN for conventional type houses with fans and foggers. An additional 2 cents PER DOZEN will be paid for evaporative cooled houses. Evaporative cooling must be operational by May 15th each summer and is to be operated as directed by Pilgrim=s representative. If evaporative cooled houses are not operated as directed, grower will be paid 29.25 cents per dozen.

2.         CLASS 2 EGGS -  6 cents PER DOZEN

3.         CLASS 3 EGGS -  3 cents PER DOZEN

4. After a flock is marketed and sufficient time has elapsed to complete calculations, a bonus shall be paid on hatchability of Class 1 eggs.

                    Average % Salable Chicks Bonus payment per
               HATCHED FROM ALL CLASS 1 EGGS SET* DOZEN CLASS 1 EGGS
                         83.00 - 83.99             0.50 cents
                         84.00 - 84.99             1.00 cents
                         85.00 - 85.99             1.50 cents
                         86.00 - 86.99             2.25 cents
                         87.00 - 87.99             3.00 cents
                         88.00 and above                4.00 cents

5. An additional bonus shall be paid grower after a flock is sold, and sufficient time has elapsed to complete calculations based on number of Class 1 eggs produced per hen housed - calculated on 98%
     of the females moved to the farm. For bonus calculation purposes, 98% of the females moved is
     __________________. For each egg per hen housed over and above 140, grower shall receive an additional 1.00 cent per egg.

6. A feed conversion bonus shall be paid grower after the flock is sold, and sufficient time has elapsed to complete calculations, based on pounds of feed per dozen of Class 1 eggs. This schedule is as follows:

                      Pounds of Feed                Bonus
                    PER DOZEN CLASS 1        PER DOZEN CLASS 1

                         7.01 - 7.25                     1.00 cents
                         6.76 - 7.00                     1.25 cents
                         6.51 - 6.75                     1.50 cents
                         6.26 - 6.50                     1.75 cents
                         6.01 - 6.25                     2.00 cents
                         5.76 - 6.00                     2.25 cents
                        Below  5.75                      2.50 cents


                                                              page 2-Schedule A


1. Bonus calculations will be made on a period not to exceed 36 weeks after birds of flock have reached
     50%production. If birds are sold early due to excessive egg inventory, projections will be made based on a standard production curve, and this will be used as a basis for paying bonus on number of hatching eggs. However, birds sold early due to a disease condition will not have any bonuses paid.
            No bonuses will be paid on flocks that do not produce at least 90% of the 140 Class 1 eggs shown in paragraph (23) above 126 (Class I eggs per hen housed).